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                                                                   EXHIBIT 10.84

                             DEMAND PROMISSORY NOTE
                                    (ALTOONA)


$123,822                                          Boston, Massachusetts
                                                         As of December 19, 1997


         FOR VALUE RECEIVED, BRUCE A. RENDINA, a resident of Florida, having an address c/o DASCO Companies, 3801 PGA Boulevard, Suite 1000, Palm Beach Gardens, Florida 33410 (the "Maker") promises to pay, ON DEMAND (in accordance with the terms hereof), to the order of MEDITRUST ACQUISITION CORPORATION II, a Delaware corporation ("Lender") (the Lender together with each successor, owner, endorsee, bearer and holder of this Note being hereinafter referred to as the "Holder") at its principal place of business located at 197 First Avenue, Needham Heights, Massachusetts, 02194, or at such other place as the Holder of this Note may from time to time designate in writing, in lawful money of the United States of America, in immediately available Federal funds or the equivalent the principal sum of ONE HUNDRED TWENTY-THREE THOUSAND EIGHT HUNDRED TWENTY-TWO DOLLARS ($123,822) or so much thereof as shall have been advanced from time to time hereunder (the "Loan Proceeds"), with interest on so much thereof as shall from time to time be outstanding at the applicable interest rate set forth below.

         This Note makes reference to that certain First Amended and Restated Facility Lease Agreement of even date herewith by and among the Holder, as Lessor, and TC Realty of Altoona, Inc., a Delaware corporation (the "Lessee") and wholly-owned subsidiary of the TC Realty Holding Company, a Delaware corporation, as Lessee (the "Facility Lease"). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Facility Lease.

         1. ADVANCES. The Loan Proceeds are to be used solely for application towards the payment of any obligation evidenced by that certain Promissory Note of even date made by TC Realty Holding Company, a Delaware corporation, to the order of the Holder, in the original principal amount of $825,477 (the "Underlying Note"). NOTWITHSTANDING THE FACT THAT THE PRINCIPAL AMOUNT OF THE UNDERLYING NOTE IS IN EXCESS OF THIS NOTE, THE MAXIMUM PRINCIPAL AMOUNT THAT MAY BE ADVANCED HEREUNDER IS ONE HUNDRED TWENTY-THREE THOUSAND EIGHT HUNDRED TWENTY-TWO DOLLARS ($123, 822) The Loan Proceeds may be advanced by the Holder to the Holder, at any time, upon five (5) Business Days' prior written notice to the Maker, after a default or breach of condition continuing beyond any applicable notice and/or grace periods has occurred and is continuing under the Underlying Note (an "Underlying Default"). Notwithstanding the foregoing, it is acknowledged and agreed that the Holder shall have no
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obligation to make any advance hereunder after the occurrence of an Underlying
Default and that the Holder shall not waive its rights to make an advance hereunder if, in any instance, the Holder fails to make an advance hereunder after the occurrence of an Underlying Default.

         2. TERMS OF PAYMENT. The Loan Proceeds, together with accrued and unpaid interest and all costs, charges and other amounts due under this Note, are payable upon demand. Notwithstanding and without limiting the foregoing, on the Maturity Date (as hereinafter defined), the Maker shall pay to the Holder the entire principal balance, if any, then remaining unpaid, together with accrued and unpaid interest and all costs, charges and other amounts due under this Note. In the event that there is no principal balance or any other amounts outstanding hereunder as of the Maturity Date, this Note shall automatically terminate and be null and void without further recourse to the Maker.

         As used herein, the term "Maturity Date" shall mean the earlier to occur of (X) the date of the consummation of the Stock Transfer in accordance with Section 19.4 of the Facility Lease, (Y) the date which is fifteen (15) Business Days' after the "Maturity Date" as defined in the Underlying Note or
(Z) the date upon which the Underlying Note is cancelled, returned to TC Realty Holding Company and/or is no longer in force and effect. The period from the date hereof through the Maturity Date shall be referred to herein as the "Loan Term."

         All payments hereunder received by the Holder shall be applied by the Holder, without any marshalling of assets, towards payment of the items immediately set forth below in the following order:

         (I) attorneys' fees and expenses, court costs and all other amounts due under this Note, excluding the amounts described in subparagraphs (ii) and (iii) immediately below;

         (II) any and all accrued and unpaid interest due hereunder; and

         (III) the outstanding principal balance due under this Note.

         3. INTEREST RATE. For the period from the date hereof through and including the day immediately preceding the Conversion Date, the "Interest Rate" shall be defined as the variable rate per annum equal to one hundred ninety
(190) basis points over the Prime Rate. The Interest Rate shall be recalculated on the Conversion Date, and from the Conversion Date through the day immediately preceding the commencement of the second Lease Year, the "Interest Rate" shall be defined as the rate per annum which is 340 basis points over the Index, using the Index in effect on the Conversion Date. If the Index is no longer published or announced or becomes unascertainable for any reason, the Holder shall designate a comparable reference rate which shall be deemed to be the Index hereunder. Interest hereunder shall be calculated on the basis of a 360-day year, but charged for the actual days elapsed during each calendar year (or portion thereof) that the indebtedness evidenced by this Note remains outstanding.


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        In addition, on the first day of the second Lease Year and on the first day of each Lease Year (or portion thereof) thereafter during the Loan Term (each such date is hereinafter referred to as an "Interest Rate Adjustment Date"), the Interest Rate shall be increased by multiplying (I) the Interest Rate in effect as of the day immediately preceding the applicable Interest Rate Adjustment Date by (II) two percent (2%).

         NOTWITHSTANDING THE FOREGOING, INTEREST SHALL ACCRUE HEREUNDER ONLY IF THE MAKER FAILS TO MAKE ANY PAYMENT OWED HEREUNDER TO THE HOLDER WITHIN TEN (10) DAYS AFTER DEMAND IS MADE FOR SUCH PAYMENT.

         4. INTENTIONALLY OMITTED.

         5. INTENTIONALLY OMITTED.

         6. ACCELERATION OF MATURITY. Any one or more of the following events shall be defined as an "Event of Default":

                  (I) the failure to pay any installment of interest or of any other sum due under this Note within ten (10) days following the date when such payment was due;

                  (II) the occurrence of any Underlying Default; and

                  (III) the failure to pay, on the Maturity Date, the entire principal balance then remaining unpaid, together with accrued and unpaid interest and all costs, charges and other amounts due under this Note.


         7. INTENTIONALLY OMITTED.

         8. COLLECTION AND ENFORCEMENT COSTS. Upon demand, the Maker shall reimburse the Holder for all costs and expenses, including, without limitation, attorneys' fees and expenses and court costs, paid or incurred by the Holder in connection with the collection of any sum due hereunder, or in connection with the enforcement of any of the Holder's rights or the Maker's obligations under this Note.

         9. CONTINUING LIABILITY. The obligation of the Maker to pay the outstanding principal balance, interest and all other costs, charges and sums due hereunder shall continue in full force and effect and in no way shall be impaired, until the actual payment thereof to the Holder.

         10. INTENTIONALLY OMITTED


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         11. WAIVERS. The Maker waives presentment for payment, demand, notice of nonpayment, notice of dishonor, protest of any dishonor, suretyship defenses, notice of protest and protest of this Note, and all other notices in connection with the delivery, acceptance, performance, default (except notice of default as specifically elsewhere herein required), or enforcement of the payment of this Note, and agrees that his liability shall be unconditional without regard to the liability of any other party and shall not be in any manner affected by any indulgence, extension of time, renewal, waiver or modification granted or consented to by the Holder; and the Maker consents to any and all extensions of time, renewals, waivers or modifications that may be granted or consented to by the Holder with respect to the payment or performance of any obligations under this Note and agrees that additional makers, endorsers, guarantors or sureties may become parties hereto without notice to him or affecting his liability hereunder.

         12. INTENTIONALLY OMITTED

         13. INVALIDITY. If any provision of this Note or the application thereof to any Person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, neither the remainder of this Note, nor the application of such provision to any other Person or circumstance shall be affected thereby, but rather the same shall be enforced to the maximum extent permitted by law. Notwithstanding the foregoing, if such provision relates to the payment of a monetary sum, then the Holder may, at its option, declare the entire indebtedness evidenced hereby due and payable upon sixty (60) days' prior written notice to the Maker.

         Notwithstanding the foregoing, it is the intention of the Maker and the Holder that if any provision of this Note is capable of two (2) constructions, one of which would render the provision void and the other of which would render the provision valid, then such provision shall be construed in accordance with the construction which renders such provision valid.

         14. USURY. In the event that fulfillment of any provision of this Note, at the time performance of such provision shall be due and as a result of any circumstance, shall involve transcending the limit of validity presently or hereinafter prescribed by any applicable usury statute or any other law, with regard to obligations of like character and amount, then ipso facto the obligation to be fulfilled shall be reduced to the limit of such validity, so that in no event shall any exaction be possible under this Note that is in excess of the limit of such validity. In no event shall the Maker be bound to pay for the use, forbearance or detention of the money loaned pursuant hereto, interest of more than the maximum rate, if any, permitted by law to be charged by the Holder; the right to demand any such excess being hereby expressly waived by the Holder.

         15. GOVERNING LAW. THIS NOTE AND THE OBLIGATIONS OF THE MAKER HEREUNDER SHALL BE GOVERNED BY AND INTERPRETED AND DETERMINED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH


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OF MASSACHUSETTS (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW).

         16. GENERAL PROVISIONS; RULES OF CONSTRUCTION. The provisions set forth in (I) Articles 22 and 23 and Sections 2.2, 16.8 through 16.10, 24.2 through 24.5, Sections 24.7 through 24.10 and Section 24.12 of the Facility Lease are hereby incorporated herein by reference, mutatis, mutandis and shall be applicable to this Note as if set forth in full herein. The notice address for the Maker shall be the same as for the Lessee under Article 22 of the Lease.


[END OF DOCUMENT -- REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]


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         IN WITNESS WHEREOF, the Maker has signed this Promissory Note as of the date and in the year first above written.


WITNESS:                                            MAKER:



---------------------------                         ----------------------------
Name:                                               BRUCE A. RENDINA



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        Schedule to Exhibit 10.84 filed pursuant to Instruction 2 to Item
                            601(a) of Regulation S-K

                             Demand Promissory Note

                 Project                       Lessee                Principal Sum        Original Principal
                                                                                                Amount

      Maumelle, AR                   TC Realty of Maumelle,           $92,451.00             $616,343.00
                                     Inc.

      Blytheville, AR                TC Realty of Blytheville,        $92,399.00             $615,993.00
                                     Inc.

      Mountain Home, AR              TC Realty of Mountain            $87,000.00             $580,002.00
                                     Home, Inc.

      Pocahontas, AR                 TC Realty of Pocahontas,         $76,127.00             $507,513.00
                                     Inc.

      Sherwood, AR                   TC Realty of Sherwood,           $84,680.00             $564,533.00
                                     Inc.

      Reading, PA                    TC Realty of Reading, Inc.       $122,559.00            $817,060.00